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                                                                  EXHIBIT (a)(5)

                           OFFER TO PURCHASE FOR CASH

                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Share Purchase Rights)

                                       of

                                 Furon Company

                                       at

                              $25.50 Net Per Share

                                       by

                          FCY Acquisition Corporation

                     an indirect wholly owned subsidiary of
                                 Norton Company

                     an indirect wholly owned subsidiary of
                           Compagnie de Saint-Gobain

                                                              September 24, 1999

To Our Clients:

   Enclosed for your consideration are the Offer to Purchase dated September 24, 1999 and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by FCY Acquisition Corporation, a California corporation ("Purchaser"), and an indirect wholly owned subsidiary of Norton Company, a Massachussetts Corporation ("Parent"), which is an indirect wholly owned subsidiary of Compagnie de Saint-Gobain, a French corporation ("Saint-Gobain"), to purchase for cash all outstanding shares of common stock, without par value (including the associated preferred share purchase rights (the "Rights") (collectively, the "Shares"), of Furon Company, a California corporation (the "Company"). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

   We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

   Your attention is invited to the following:

     1. The tender price is $25.50 per Share, net to you in cash.

     2. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Friday, October 22, 1999, unless the Offer is extended.

     3. The Board of Directors of the Company has unanimously approved the Merger Agreement, the Stock Option Agreement, the Shareholder Agreement, the Offer and the Merger (each as defined in the Offer to Purchase), and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders, and has recommended acceptance of the Offer and approval and adoption of the Merger Agreement by the Company's shareholders (if such approval is required by applicable law). Accordingly, the Board of Directors of the Company unanimously recommends that the Company's shareholders accept the Offer and tender their shares of common stock pursuant to the Offer.
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     4. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) a number of Shares which, together with the Shares then owned by Purchaser, Parent and Saint-Gobain, would represent at least ninety percent (90%) of the total number of outstanding Shares and
  (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and under any applicable laws of Italy or Germany regulating competition, antitrust, investment or exchange controls having expired or been terminated. In the event that more than 50% and less than 90% of the Shares then outstanding are tendered pursuant to the Offer and not withdrawn, Purchaser will, under certain circumstances described in the Offer, either exercise the Top-Up Stock Option described in the Offer or reduce the number of Shares subject to the Offer to a number equal to 49.99% of the Shares then outstanding.

     5. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the following page. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

   The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

   Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of (a) Share certificates and, if applicable, Rights certificates or timely confirmation of the book-entry transfer of such Shares and, if applicable, Rights into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer) in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares (or Rights, if available) into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

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                         Instructions with Respect to
                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock
          (Including the Associated Preferred Share Purchase Rights)

                                      of

                                 Furon Company

   The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated September 24, 1999, and the related Letter of Transmittal, in connection with the offer by FCY Acquisition Corporation to purchase all outstanding shares of common stock, without par value (including the associated preferred share purchase rights, the "Shares"), of Furon Company.

   This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:                           SIGN HERE

_________________________________ Shares*

                                             ----------------------------------
                                                         Signature(s)

Dated _____________________________, 1999

                                             ----------------------------------

                                             ----------------------------------

                                             ----------------------------------
                                                   Please print name(s) and
                                                      address(es) here


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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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